THIS DOCUMENT IS A COPY OF THE 135 NATIONAL BUSINESS PARKWAY LEASE BETWEEN CONSTELLATION REAL ESTATE, INC. AND THE COMPANY DATED APRIL 27, 1998, FILED ON MARCH 31, 2000, PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

135 NATIONAL BUSINESS PARKWAY
NATIONAL BUSINESS PARK
(CREDIT MANAGEMENT SOLUTIONS, INC.)

     THIS AGREEMENT OF LEASE (the “Lease”) is made this 27th day of April, 1998, by and between CONSTELLATION REAL ESTATE, INC., a Maryland corporation, Agent for Owner (“Landlord”) and CREDIT MANAGEMENT SOLUTIONS, INC., a Delaware corporation (“Tenant”).

     1. Premises. Landlord is the owner of that certain building situate within the National Business Park and having an address of 135 National Business Parkway, Annapolis Junction, Maryland 20701 (the “Building”).

     Landlord does hereby lease unto Tenant, and Tenant does hereby rent from Landlord, that portion of the Building on the first, second and third floors (which may be designated as Suites 100, 200 and 300) containing the agreed upon equivalent of 70,982 square feet of rentable area, as measured in accordance with BOMA standards (the “Premises”) described on the schedule attached hereto as Exhibit “A” and made a part hereof. In addition thereto, Tenant shall have the right to use, on a non-exclusive basis, and in common with the other tenants of the Building, the Common Areas of the Building and the ParkingAreas (as those terms are defined in Section 5.2.6 hereof).

2. Term.

     2.1 Commencement Date and Initial Term. This Lease shall commence on the “Commencement Date” (as herein defined) and shall be for a term (the “Initial Term” ) of ten (10) years, plus the portion of a calendar month, if any, from the Commencement Date to the last day of the calendar month in which such Commencement Date occurs. As used in this Lease, the term “Commencement Date”, as advanced or postponed pursuant to the terms hereof, shall be defined as the earlier to occur of (a) the date on which Tenant takes possession and occupancy of the Premises, or (b) the date which is fifteen (15) days following that date which is the first on which all of the following events have occurred, namely (i) the Premises, the Parking Areas (as defined below) and the Common Areas are “substantially completed”, as defined in Section 2.2 following, and (ii) Landlord has given Tenant written notice that the Premises are “substantially completed”.

     2.2 Substantial Completion. “Substantially complete” means that: (i) the construction of the Landlord’s Work described in Section 34 has been completed so that Tenant can use the Premises, the Parking Areas and the Common Areas for their intended purposes without material interference to Tenant conducting its ordinary business activities, (ii) the Premises have been approved for occupancy by governmental authorities having jurisdiction, (iii) the Tenant has ready and unobstructed access to the Building and Premises through the lobby, hallways and elevators, and to the Parking Areas and (iv) the Premises are ready for installation of any equipment, furniture, fixtures or decoration that Tenant will install. Landlord shall keep Tenant advised by bi-weekly written reports which are sent to Tenant and CB Commercial as to its progress with regard to “substantially completing” Landlord’s Work in the Premises. Landlord shall complete all punchlist items within thirty (30) days after substantial completion of the Premises and delivery of the list of the punchlist items to Landlord.

     2.3 Tenant’s Option to Extend Term. Provided Tenant is not in default of its obligations to the Landlord pursuant to this Lease and any applicable cure period has not expired, Tenant, at Tenant’s discretion, shall have the option to extend the Term of this Lease for all or any portion of the Premises (provided that in no event shall the area of the Premises to be renewed be less than either (i) the Second Floor Key Area (as defined in Section 9) or (ii) one (1) full floor in the Building if the area to be renewed is not the Second Floor Key Area) for one (1) additional period of either five (5) years or three (3) years (the “Renewal Term”), to commence immediately upon the expiration of the Initial Term upon the same terms, covenants and conditions contained in this Lease, except that (i) Tenant shall pay to Landlord as base rent during the Renewal Term the then “Prevailing Market Rate” for the Premises as hereinafter defined, and (ii) the Base Taxes and Base Building Expenses shall be adjusted to the most recently completed Tax Year and calendar year, respectively.

     For purposes of this Section 2.3, the term “Prevailing Market Rental” shall mean the annual per rentable square foot rental rate then being charged in new leases consummated within six (6) months prior to the date of Tenant’s Notice, which such leases are for Class A office premises comparable to the Premises and located in office buildings comparable to the Building within a ten (10) mile radius of the Building (excluding the Town Center, Columbia). In the determination of the “Prevailing Market Rental,” the following factors shall be used in making any such determination (i) consideration of annual rental rates per rentable square foot; (ii) total rentable square feet leased; (iii) types of escalation clauses (including without limitation operation expense stops, real estate tax stops, and Consumer Price Index adjustments); (iv) length of relevant term; (viii) utilities or services included within the base rent for the comparable premises (including by way of example and not by way of limitation electricity); (v) the brokerage commissions with respect to such comparable premises, and (vi) the tenant improvement allowances with respect to such comparable premises, if any. Notwithstanding the foregoing, the comparable leases shall (i) have at least a five (5) year term, (ii) contain at least 10,000 square feet of space, and (iii) be in a building which is not newer than the Building. All rent payable with respect to the Renewal Term shall be payable in the same manner set forth in Section 5.1 of this Lease.

     In order to exercise its option granted herein, Tenant shall so notify Landlord in writing of its intent to renew and the length of the Renewal Term not less than two hundred seventy (270) days prior to the expiration of the Initial Term. Tenant’s renewal notice shall also include the exact area of the Premises to be renewed (provided that in no event shall the area of the Premises to be renewed be less than either (i) the Second Floor Key Area, or (ii) one (1) full floor in the Building if the area to be renewed is not the Second Floor Key Area). Within thirty (30) days following the exercise by Tenant of its option to extend the Lease for the Renewal Term, Landlord shall notify Tenant in writing of its determination of the Prevailing Market Rate for the Renewal Term as reasonably determined by Landlord. Within twenty (20) days of Tenant’s receipt of Landlord’s notification of such rate determined by Landlord, Tenant shall notify Landlord in writing of Tenant’s acceptance or rejection of such rate. If by Tenant’s written notice to Landlord given within the aforesaid twenty (20) day period, Tenant shall accept such Prevailing Market Rate, the Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If by Tenant’s written notice to Landlord given within the aforesaid twenty (20) day period, Tenant shall reject such Prevailing Market Rate as determined by Landlord for the Renewal Term, then within twenty (20) days thereafter, Landlord and Tenant shall each appoint an independent commercial leasing broker licensed in the Maryland area (the “Brokers”). Such brokers shall deliver their respective estimates of the Prevailing Market Rate within ten (10) days after being appointed. If the estimates of the Prevailing Market Rate as quoted by the Brokers are within ten percent (10%) of each other, the Prevailing Market Rate shall be deemed to be the average of the estimates presented by the Brokers. If the estimates of the Prevailing Market Rate as quoted by the Brokers differ by more than ten percent (10%), then the Brokers shall appoint a third independent commercial leasing broker licensed in the Maryland area within ten (10) days after the delivery of their estimates (the “Third Broker”) who shall deliver its estimate of the Prevailing Market Rate within ten (10) days after being appointed and such estimate shall be deemed to be the Prevailing Market Rate. Tenant shall notify Landlord within ten (10) days after receipt of the estimate of the Prevailing Market Rate (whether as resulting from the average of the Brokers or from the Third Broker, as applicable), whether Tenant shall accept such Prevailing Market Rate, whereupon Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If Tenant does not accept such Prevailing Market Rate within the aforesaid ten (10) day period, then Tenant’s option to extend the Lease for the Renewal Term shall be void and inoperable. Landlord and Tenant shall each pay the fee of the broker designated by them originally and shall split the fees of the Third Broker.

     Further, the option to extend the Term shall be void and inoperable if Tenant (or its permitted assignee or sublessee) is not in occupancy and possession of the Premises under this Lease at the time of giving such notice, if Tenant shall be in default under any of the terms of this Lease beyond the expiration of any applicable cure period at the time of exercising its option to renew, if Tenant does not deliver the requisite notice exercising its option to renew within the time period specified above, and/or if Tenant shall fail to respond to Landlord’s initial notice of the Prevailing Market Rate within the time period specified above. The option granted herein shall not be severed from this Lease, or separately sold, assigned or transferred; provided, however, such option may be assigned or transferred together with the Lease subject to the terms of Section 19 hereof.

     2.4 Definition of “Term” As used herein, the word “Term” shall refer to the Initial Term and the Renewal Term, if any.

3. Intentionally Left Blank.

4. Use. Tenant and/or its assignees and sublessees shall use and occupy the Premises continuously during the Term of this Lease solely for general office purposes and a computer systems data center in accordance with applicable zoning regulations and for no other purpose.

5. Rent.

     5.1 Base Rent. As rent for the Premises during each year of the Term, Tenant shall pay to Landlord an annual base rent (“Base Rent”) in equal monthly installments each, in advance on the first day of each calendar month during the Term, and without deduction, setoff or demand in accordance with the following schedule:

Rental Year	Rent Per Square Foot	Annual Base Rent	Monthly Installment of Annual Base Rent
1	$18.00	$1,277,676.00	$106,473.00
2	18.39	$1,305,359.04	$108,779.92
3	18.79	$1,333,751.76	$111,145.98
4	19.21	$1,363,564.20	$113,630.35
5	19.63	$1,393,376.64	$116,114.72
6	20.07	$1,424,608.80	$118,717.40
7	20.52	$1,456,550.64	$121,379.22
8	20.99	$1,489,912.20	$124,159.35
9	21.47	$1,523,983.56	$126,998.63
10	21.96	$1,558,764.72	$129,897.06

In addition to the Base Rent, if the Term should commence on a day other than the first day of a calendar month, Tenant shall pay to Landlord upon the Commencement Date, a sum equaling that percentage of the monthly rent installment which equals the percentage of such calendar month falling within the Term.

     Notwithstanding the schedule set forth above, Landlord shall abate Base Rent in the monthly amounts of (i) Seventy-Five Thousand Dollars ($75,000.00) for the sixty (60) day period commencing on the Commencement Date and (ii) Thirty Seven Thousand Five Hundred Dollars and 00/100 ($37,500.00) for the time period beginning on the sixty-first (61st) days after the Commencement Date and ending on November 30, 1998.

5.2 Definitions. For the purposes hereof, the following definitions shall apply:

5.2.1 “Property” shall mean the Building, the land upon which same is situated and all fixtures and equipment thereon or therein, all commonly owned or shared appurtenances which are available for Tenant’s use (whether exclusive or non-exclusive), including but not limited to, parking areas, walkways, landscaping and utilities, whether located on the land upon which the Building is situated or elsewhere.

5.2.2 “Building Expenses” shall be all those expenses paid or incurred by Landlord in connection with the owning, maintaining, operating and repairing of the Property or any part thereof, in a manner reasonably deemed appropriate by Landlord and shall include, without limitation, the following:

5.2.2.1 All costs and expenses of operating, repairing, lighting, cleaning, and insuring (including liability for personal injury, death and property damage and workers’ compensation insurance covering personnel) the Property or any part thereof, as well as all costs incurred in removing snow, ice and debris therefrom and of policing and regulating traffic with respect thereto, and replacing or repairing of pavement, parking areas, curbs, walkways, drainage, lighting facilities, landscaping (including replanting and replacing flowers and other planting);

5.2.2.2 Electricity, steam and fuel used in lighting, heating, ventilating and air conditioning in only the Common Areas;

5.2.2.3 Maintenance and repair of mechanical and electrical equipment including heating, ventilating and air conditioning equipment;

5.2.2.4 Window cleaning and janitor service, including equipment, uniforms, and supplies and sundries;

5.2.2.5 Maintenance of elevators, stairways, rest rooms, lobbies, hallways and other Common Areas;

5.2.2.6 Repainting and redecoration of all Common Areas;

5.2.2.7 Sales or use taxes on supplies or services;

5.2.2.8 Management fees, wages, salaries and compensation of all persons engaged in the maintenance, operation or repair of the Property (including Landlord’s share of all payroll taxes);

5.2.2.9 Legal, accounting and engineering fees and expenses, except for those related to disputes with tenants or which are a result of and/or are based on Landlord’s negligence or other tortious conduct or breach of this Lease or any other obligation of Landlord to Tenant;

5.2.2.10 Costs and expenses that may result from compliance with any governmental laws or regulations that were not applicable to the Common Areas at the time same were originally constructed, provided that in no event shall such costs relate to areas which are within the exclusive control or use of Landlord or another tenant in the Building; and

5.2.2.11 All other expenses which under generally accepted accounting principles would be considered as an expense of owning, maintaining, operating, or repairing the Property unless excluded by the express terms of this Lease.

Notwithstanding anything in this Section 5.2 to the contrary, in no event shall Building Expenses include those expenses which would be considered capital expenses under generally accepted accounting principles.

5.2.3 “Taxes” shall mean all real property taxes including currently due installments of assessments, sewer rents, ad valorem charges, water rates, rents and charges, front foot benefit charges, and all other governmental impositions in the nature of any of the foregoing. Excluded from Taxes are (i) federal, state or local income taxes, (ii) franchise, gift, transfer, excise, capital stock, estate or inheritance taxes, and (iii) penalties or interest charged for late payment of Taxes. If at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so as to cause the whole or any part of the items listed in the first sentence of this subparagraph 5.2.3 to be levied, assessed or imposed, wholly or partly as a capital levy, or otherwise, on the rents received from the Building, wholly or partly in lieu of imposition of or in addition to the increase of taxes in the nature of real estate taxes issued against the Property, then the charge to the Landlord resulting from such altered additional method of taxation shall be deemed to be within the definition of “Taxes.”

5.2.4 “Base Year Building Expenses” shall mean the actual Building Expenses incurred by Landlord in calendar year 1998 per rentable square foot, Notwithstanding the foregoing, such Base Year Expenses shall not include any costs of providing electricity to the Premises and shall be adjusted to assume that for any portion of 1998 that the occupancy of the Building was less than ninety percent (90%), then Base Year Building Expenses for 1998 shall be “grossed up” to that amount of Base Year Building Expenses that, using reasonable projections, would normally be expected to be incurred during 1998 if the Building was ninety percent (90%) occupied during the such period, as determined under generally accepted accounting principles; it being understood that the written statement submitted to Tenant shall provide a reasonably detailed description of how the Base Year Building Expenses were grossed up and that only those component expenses that are affected by variations in occupancy levels shall be grossed up. In no event shall Building Expenses be “grossed up” for any year subsequent to 1998.

5.2.5 “Base Year Taxes” shall mean the actual Taxes per rentable square foot incurred by Landlord for the 1998-1999 tax year (or for the first year that the Building is fully assessed if the full assessment is not levied for the 1998-1999 tax year).

5.2.6 “Common Areas” shall mean those areas and facilities which may be from time to time be furnished to the Building by Landlord for the non-exclusive general common use of tenants and other occupants of the Building, their officers, employees, and invitees, including (without limitation) the hallways, stairs, parking facilities, washrooms, and elevators. Landlord shall provide parking facilities adjacent to the Building (the “Parking Areas”) containing sufficient parking for the Premises consistent with premises of the same size in comparable first-class office buildings in the Baltimore-Washington corridor.

     5.3 Rent Adjustments for Taxes.

5.3.1 In each year of the Term, Landlord shall pay all Taxes, subject to payment by Tenant of additional rent, if any, calculated in accordance with Section 5.3.2 below. Commencing with the first tax year after the Base Year Taxes, at or after the time that Taxes are due and payable, Landlord shall total the Taxes and shall allocate such Taxes to the rentable area within the Building in the following manner: Taxes shall be totaled and such total shall be divided by the total rentable square feet in the Building thereby deriving the “Cost of Taxes Per Square Foot” of rentable area.

5.3.2 In the event that the Cost of Taxes Per Square Foot assessed for any tax year which is wholly or partly within the Term are greater than the Base Year Taxes, Tenant shall pay to Landlord, as additional rent at the time such Taxes are due and payable, the amount of such excess times the number of rentable square feet in the Premises. Any additional rent due Landlord under this Section 5.3 shall be due and payable within thirty (30) days after Landlord shall have submitted a written statement to Tenant showing the amount due, including the methodology of computing the amount due by Tenant which states the components of Taxes due for the subject year. For Tenant’s obligation for such additional rent at the beginning or end of the Lease, see Section 5.6. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to Taxes, and require Tenant to pay each month during such year 1/12 of such amount, at the time of payment of monthly installments of Base Rent. In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant’s account, any underpayment or overpayment of such additional rent within thirty (30) days of Landlord’s annual written statement of Taxes due. Within ninety (90) days after receipt by Tenant of the written statement of the Taxes due, Tenant shall have the right to audit Landlord’s records with respect to any such increases in rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement upon the later of (i) the date which is within thirty (30) days after audit thereof if an audit is performed, or (ii) the date which is ninety (90) days after the receipt by Tenant of the written statement of the Taxes due if no audit is performed by Tenant, the same shall be conclusive and binding on Tenant. No credit shall be given to Tenant if the cost of Taxes Per Square Foot are less than the Base Year Taxes.

     As of the date of this Lease, the tax year is a fiscal year commencing July 1.If the appropriate authorities shall hereafter change the tax year to a calendar year, or to a fiscal year commencing on a date other than July 1, appropriate adjustments shall be made in the computation of any additional rent due hereunder.

     All reasonable expenses incurred by Landlord (including attorneys’, appraisers’ and consultants’ fees, and other costs) in contesting any increase in Taxes or any increase in the assessment of the Property shall be included as an item of Taxes for the purpose of computing additional rent due hereunder.

     5.4 Rent Adjustments for Building Expenses.

5.4.1 In each year of the Term, Landlord shall pay all Building Expenses, subject to payment by Tenant of additional rent, if any, calculated in accordance with Section 5.4.2 below. After the end of each calendar year, Landlord shall compute the Building Expenses for such year and shall allocate such costs to the rentable area within the Building in the following manner: Building Expenses shall be totaled and such total shall be divided by the total rentable square feet in the Building thereby deriving the “Cost of Building Expenses Per Square Foot” of rentable area.

5.4.2 In the event that the cost of Building Expenses Per Square Foot of rentable area for any year which is wholly or partly within the Term are greater than the Base Year Building Expenses, Tenant shall pay to Landlord, as additional rent, the amount of such excess times the number of rentable square feet in the Premises, as set forth in Section 1 above. Within ninety (90) days after receipt by Tenant of the written statement of the Building Expenses due, Tenant shall have the right to audit Landlord’s records with respect to any such increases in rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement upon the later of (i) the date which is within thirty (30) days after audit thereof if an audit is performed, or (ii) the date which is ninety (90) days after the receipt by Tenant of the written statement of the Building Expenses due if no audit is performed by Tenant, the same shall be conclusive and binding on Tenant. The written statement of Building Expenses shall state the components of Building Expenses incurred for the subject year. No credit shall be given to the Tenant if the cost of Building Expenses Per Square Foot are less than the Base Year Building Expenses. Notwithstanding anything to the contrary contained herein Landlord shall use diligent efforts to keep Building Expenses at reasonable amounts, while maintaining the Building as a first class office building.

5.4.3. Notwithstanding anything in this Section 5.4 to the contrary, in no event shall Tenant’s share of increase in Building Expenses for those items within Landlord’s discretion and control (which specifically excludes Building Expenses relating to utilities, snow removal, insurance premiums, and Taxes), exceed in any given year five percent (5%) from the amount paid by Tenant for Building Expenses for the immediately prior year.

     5.5 Additional Rent Payments. Tenant’s obligation to pay any additional rent accruing during the Term pursuant to Sections 5.3 and 5.4 hereof shall apply pro rata to the proportionate part of a tax year as to Taxes, and calendar year, as to Building Expenses, in which this Lease begins or ends, for the portion of each such year during which this Lease is in effect. Such obligation to make payments of such additional rent shall survive the expiration or sooner termination of the Term, whether or not this Lease is superseded by a subsequent lease of the Premises or of any other space or Tenant leaves the Building; any such superseding lease shall not serve to supersede Tenant’s obligation for any such additional rent unless it makes express reference thereto and recites that such additional rent is abated in consideration of the superseding lease.

     5.6 Payments. All payments or installments of any rent hereunder and all sums whatsoever due under this Lease (including but not limited to court costs and attorneys fees) shall be deemed rent, shall be paid to Landlord at the address designated by Landlord, and if not paid when due, shall be subject to a late charge of $35.00 for each late payment and shall bear interest at the rate of 13% per annum (but not more than the maximum allowable legal rate applicable to Tenant) until paid. Additionally, if any of Tenant’s checks for payment of rent or additional rent are returned to Landlord for insufficient funds, Tenant shall pay to Landlord as additional rent $50.00 for each such check returned for insufficient funds, and if two or more of Tenant’s checks in payment of rent or additional rent due hereunder are returned for insufficient funds in any calendar year, Landlord reserves the right upon ten (10) days advance written notice to Tenant to thereafter require Tenant to pay all rent and additional rent and other sums whatsoever due under this Lease by money order or by certified check or cashier’s check. Time is of the essence in this Lease.

6. Requirements of Applicable Law. Landlord warrants that on the Commencement Date, the Premises will comply with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Property (“Applicable Laws”). Tenant, at its sole cost and expense, shall thereafter comply promptly with all Applicable Laws now in force or which may hereafter be in force, which impose any duty upon Landlord or Tenant with respect to the use, occupancy or alteration of the Premises or any part thereof and for the prevention of fires provided that such compliance is necessitated by Tenant’s use; provided, however, that Landlord, at Landlord’s expense, and not Tenant shall correct all structural defects and make all improvements that are capital in nature in the Building necessary to comply with Applicable Laws, and make all repairs, changes or alterations necessary because the Building was not constructed in compliance with any of said Applicable Laws.

7. Certificate of Occupancy. Tenant will not use or occupy the Premises in violation of any certificate of occupancy, permit, or other governmental consent issued for the Building. If any governmental authority, after the commencement of the Term, shall contend or declare that the Premises are being used for a purpose which is in violation of such certificate of occupancy, permit, or consent, then Tenant shall, upon five (5) days’ written notice from Landlord, immediately discontinue or continue to use the Premises subject to Section 8 below. If thereafter the governmental authority asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant’s failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith. Tenant shall indemnify and hold Landlord harmless of and from any and all liability for any such violation or violations.

8. Contest-Statute, Ordinance, Etc. Tenant may, after written notice to Landlord, by appropriate proceedings conducted promptly at Tenant’s own expense in Tenant’s name and whenever necessary in Landlord’s name, contest in good faith the validity or enforcement of any such statute, ordinance, law, order, regulation or requirement and may similarly contest any assertion of violation of any certificate of occupancy, permit, or any consent issued for the Building. Tenant may, pending such contest, defer compliance therewith if, in the reasonable opinion of counsel for Landlord, such deferral will not subject either the Landlord or the Premises or the Property (or any part thereof) to any penalty, fine or forfeiture, and if Tenant shall post a bond with corporate surety approved by Landlord sufficient, in Landlord’s reasonable opinion, fully to indemnify Landlord from loss.

9. Tenant’s Improvements. Except to the extent that Landlord is responsible for making improvements to the Premises pursuant to Sections 10.2 and/or 34 of this Lease, Tenant agrees that it will make such improvements to the Premises as it may deem necessary at its sole cost and expense. Tenant shall not make any alterations, decorations, installations, additions or improvements to the Premises, including but not limited to, the installation of any fixtures, amenities, equipment, appliances, or other apparatus which has a material adverse affect on the structure of the Building or which would preclude Tenant from complying with its obligations upon the surrender of the Premises at the expiration or sooner termination of the Term in accordance with the express terms of this Lease, without Landlord’s prior written consent (which consent shall not be unreasonably withheld), and then only by contractors or mechanics employed or approved by Landlord. All such work, alterations, decorations, installations, additions or improvements shall be done at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time reasonably designate upon mutual agreement with Tenant. Landlord’s consent to and/or approval of Tenant’s plans and specifications for the aforesaid improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations, decorations, installations, additions or improvements made by either of the parties hereto upon the Premises, except movable office furniture, trade fixtures, equipment, including hardware and systems, and other components which may be removed without an adverse affect on Tenant’s compliance with its obligations upon the surrender of the Premises at the expiration or sooner termination of the Term in accordance with the express terms of this Lease, which were put in at the expense of Tenant and other items as mutually agreed upon in writing, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury. Notwithstanding anything herein to the contrary, at the expiration or sooner termination of the Term, Tenant, at Tenant’s expense, shall have the right to remove the generator installed by Tenant on the exterior of the Building, the UPS (uninterrupted power source equipment), the supplemental fire suppression system, the PDU (the power distribution units), raised flooring, the supplemental HVAC system, the data and telecommunications and telephone cabling and cable trays installed by the Tenant in the Premises (the “Removal Items”); provided, however, that (i) if Tenant elects to leave any of the Removal Items in the Second Floor Key Area, the exterior of the Building or in the area shown on Exhibit “F” attached hereto and made a part hereof (collectively, the “Second Floor Key Area”), as the case may be, and Landlord desires to have any of such Removal Items removed from such area(s), Landlord shall have the right to remove such Removal Items and Tenant shall reimburse Landlord within thirty (30) days after receipt of a written invoice for the removal costs, together with reasonable supporting evidence, and (ii) if Tenant removes any of such Removal Items from the Second Floor Key Area, Tenant, at Tenant’s expense, shall restore the ceiling to a nine foot (9’) finished condition, with a reasonable amount of ceiling lights and with the concrete floor slab in tact; provided, however, that prior to the Commencement Date, Landlord shall have installed sufficient wiring so that no additional wiring is required in order for Tenant to comply with this Subsection 9(ii). Notwithstanding anything herein to the contrary, Landlord, at Tenant’s expense, shall have the right to restore the ceiling in the Second Floor Key Area to a nine foot (9’) height including sprinkler heads, provided that Landlord, at Landlord’s expense, shall install the ductwork to the area of the data and telecommunications center.

10. Repairs and Maintenance. 10.1 Tenant’s Care of the Premises and Building. During the Term Tenant shall:

10.1.1 keep the Premises and the fixtures, appurtenances and improvements therein in good order and condition;

10.1.2 make repairs and replacements to the Premises required because of Tenant’s misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance as required hereunder;

10.1.3 repair and replace special equipment or decorative treatments installed by or at Tenant’s request and that serve the Premises only, except to the extent the repairs or replacements are needed because of Landlord’s misuse or primary negligence, and are not covered by Tenant’s insurance as required hereunder;

10.1.4 pay for all damage to the Building, its fixtures and appurtenances, as well as all damages sustained by Tenant or the Building due to any waste, misuse or neglect of the Premises by Tenant, its agents, employees or licensees,except to the extent that the repair of such damage is covered by Landlord’s insurance as required hereunder; and

10.1.5 In the event that Tenant should require supplemental HVAC for the Premises, any maintenance repair and/or replacement required for such supplemental service shall be performed by Tenant.

     In addition Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed under Applicable Laws. Landlord represents that the load of the floor in the entire Premises is 100 pounds per square foot. Tenant, at Tenant’s expense, shall have the right to increase the load of the floor in the Second Floor Key Area to accomodate 150 pounds per square foot. Landlord reserves the right to reasonably prescribe, in order not to exceed the maximum load, the weight and position of all heavy equipment brought onto the Premises and prescribe any reinforcing required under the circumstances, all such reinforcing to be at Tenant’s expense.

     10.2 Landlord’s Repairs. Except for the repairs and replacements that Tenant is required to make pursuant to Section 10.1 above, Landlord shall make all other repairs and replacements to the Premises, Common Areas and Building (including Building fixtures and equipment) as shall be reasonably deemed necessary to maintain the Building in a condition comparable to other first class suburban office buildings in the Baltimore-Washington corridor area. This maintenance shall include, without limitation, the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, multi-tenant HVAC, and plumbing. The costs associated with such repairs shall be deemed a part of Building Expenses; provided, however, that costs of all of such repairs which would be considered capital in nature under generally accepted accounting principles shall be paid by Landlord. There shall be no allowance to Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing maintenance as provided for herein unless Landlord fails to use its reasonable efforts to coordinate its performance with Tenant and to avoid such inconvenience, annoyance or injury. Landlord shall provide Tenant with a contact person and pager number for the property manager of the Building which is activated twenty-four (24) hours per day and in emergency situations shall use reasonable efforts to provide repairs and replacements on an emergency basis.

     10.3 Time for Repairs. Repairs or replacements required pursuant to Section 10.1 and 10.2 above shall be made within a reasonable time (depending on the nature of the repair or replacement needed - generally no more than seven (7) days) after receiving written notice or having actual knowledge of the need for a repair or replacement subject to Section 10.2 above. In the event of an emergency situation for a repair which is Landlord’s responsibility hereunder, Tenant shall use its reasonable efforts to notify Landlord of the need for such repair; provided, however, if Tenant is unable to notify Landlord and has reason to believe that failing to act immediately will result in irreparable harm or diminution of value to Tenant, the Building, the Premises or the personal property located in the Premises, then Tenant shall have the right to make such repair and Landlord shall reimburse Tenant for the actual costs incurred by Tenant within thirty (30) days after receipt of a written invoice from Tenant, together with reasonable supporting documentation.

     10.4 Surrender of the Premises. Upon the termination of this Lease, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

10.4.1 ordinary wear and tear;

10.4.2 damage by the elements, fire, and other casualty unless Tenant would be required to repair under the provisions of this Lease;

10.4.3 damage arising from any cause not required to be repaired or replaced by Tenant; and

10.4.4 alterations as permitted by this Lease unless consent was conditioned on their removal.

     On surrender, Tenant shall remove from the Premises its personal property, trade fixtures and any alterations required to be removed pursuant to the terms of this Lease and repair any damage to the Premises caused by this removal unless otherwise agreed by Tenant and Landlord. Any items not removed by Tenant as required above shall be considered abandoned unless otherwise agreed by Tenant and Landlord. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the net cost of their disposal.

11. Conduct on Premises. Tenant shall not do, or permit anything to be done in the Premises, or bring or keep anything therein which will, in any way, increase the rate of fire insurance on the Building, or invalidate or conflict with the fire insurance policies on the Building, fixtures or on property kept therein, or obstruct or interfere with the rights of the Landlord or of other tenants, or in any other way injure or annoy Landlord or the other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with Applicable Laws, or the Maryland Fire Underwriters Rating Bureau. Tenant agrees that any increase of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or carelessness or the willful action of Tenant, Tenant’s employees, agents, servants, or invitees shall, as they accrue be added to the rent heretofore reserved and be paid as a part thereof provided that such increase in costs is not the result of actions by Landlord or other tenants; and Landlord shall have all the rights and remedies for the collection of same as are conferred upon the Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease. Notwithstanding anything herein to the contrary, as of the Commencement Date, Landlord represents that the generator which Tenant intends to install as part of its improvements will not cause an increase in any premiums described in this Section.

12. Insurance.

12.1 Tenant’s Insurance. Tenant will keep in force at its own expense, so long as this Lease remains in effect, (a) public liability insurance with respect to the Premises, to afford protection with limits, per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for only a reasonable deductible, (b) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s personal property in the Premises and all improvements and installed in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 34, Section 9, or otherwise, such insurance to provide for only a reasonable deductible, and (c) if, and to the extent, required by law, workmen’s compensation or similar insurance offering statutory coverage and containing statutory limits. Such policies will be maintained in companies rated in Best’s Insurance Guide at least “A” as to general policyholder rating and at least Class X as to financial strength and in a form which is consistent with common insurance industry practice and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Upon request from Landlord, Tenant will deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Commencement Date, which policies shall name Landlord or its designee and, at the request of Landlord, its mortgagees, as additional insured and shall also contain a provision stating that such policy or policies shall not be canceled except after thirty (30) day’s written notice to Landlord or its designees. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. In addition to the foregoing insurance coverage, Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (i) comprehensive general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Hundred Thousand Dollars ($200,000.00), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for no deductible, and (ii) workmen’s compensation insurance or similar insurance in form and amounts as required by law. In the event of damage to or destruction of the Premises and the termination of this Lease by Landlord pursuant to Section 17 herein, Tenant agrees that it will pay Landlord all of its insurance proceeds for improvements made in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 34, Section 9, or otherwise, excluding, however, those insurance proceeds allocated to those items which Tenant is permitted to remove from the Premises at the expiration or sooner termination of the Term. If Tenant fails to comply with its covenants made in this Section, if such insurance would terminate or if Landlord has reason to believe such insurance is about to be terminated, Landlord may at its option cause such insurance as it in its sole judgment deems necessary to be issued, and in such event Tenant agrees to pay promptly upon Landlord’s demand, as additional rent the premiums for such insurance.

     12.2 Landlord’s Insurance. Landlord will keep in force at its own expense (a) contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability per person and for each occurrence, of Two Million Dollars ($2,000,000.00) for personal injuries or death of persons occurring in or about the Building and Premises, and (b) all-risk property and casualty insurance written at replacement cost value covering the Building and all of Landlord’s improvements in and about same. Such policies will be maintained in companies rated in Best’s Insurance Guide at least “A” as to general policyholder rating and at least Class X as to financial strength and in a form which is consistent with common insurance industry practice and will be written as primary policy coverage and not contributing with, or in excess of, any coverage with Landlord shall carry.

     12.3 Waiver of Subrogation. Each party hereto waives claims arising in any manner in its favor and against the other party and agrees that neither party hereto shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Building, the Premises or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, or against liability on or about the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage as was required to be covered by insurance carried pursuant to this Lease. Landlord shall cause each insurance policy carried by it insuring against liability on or about the Building or insuring the Premises and the Building or income resulting therefrom against loss by fire or any of the casualties covered by the all-risk insurance carried by it hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policies. Tenant will cause each insurance policy carried by it insuring against liability or insuring the Premises (including the contents thereof and Tenant’s Improvements installed therein by Tenant or on its behalf) against loss by fire or any of the casualties covered by the all-risk insurance required hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by such policies.

13. Rules and Regulations. Tenant agrees to be bound by the rules and regulations set forth on the schedule attached hereto as Exhibit “B” and made a part hereof. Landlord shall have the right, from time to time, to issue additional or amended rules and regulations regarding the use of the Building, so long as said rules shall be reasonable and non-discriminatory between tenants and that such rules and regulations are consistent with the permitted use of the Premises by the Tenant as specified herein. When so issued the same shall be considered a part of this Lease and Tenant covenants that said additional or amended rules and regulations shall likewise be faithfully observed by Tenant, the employees of Tenant and all persons invited by Tenant into the Building, provided, that said additional or amended rules are made applicable to all office tenants similarly situated as Tenant. Landlord shall not be liable to Tenant for the violation of any of the said rules and regulations, or the breach of any covenant or condition in any lease, by any other tenant in the Building. In the event of a conflict between the rules/regulations and the Lease, the terms of the Lease shall govern the situation.

14. Mechanics’ Liens. Tenant shall not do or suffer to be done any act, matter or thing whereby Tenant’s interest in the Premises, or any part thereof, may be encumbered by any mechanics’ lien. Tenant shall discharge, within ten (10) days after the date of filing, any mechanics’ liens purporting to be for labor or material furnished or to be furnished to Tenant. Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanics’ or other lien for labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Premises, or the Property.

     Landlord shall discharge, within ten (10) days after the date of filing, any mechanics’ liens filed purporting to be for labor or material furnished or to be furnished to Landlord. Tenant shall not be liable for any labor or materials furnished or to be furnished to Landlord upon credit.

15. Failure to Repair. In the event that either Landlord or Tenant fails after reasonable prior written notice from the other party, to keep the Premises in a good state of condition and repair pursuant to Section 10 above, or to do any act or make any payment required under this Lease or otherwise fails to comply herewith, such party may, at its option (but without being obliged to do so) immediately, or at any time thereafter and without notice, perform the same for the account of the responsible party, including the right to enter upon the Premises at all reasonable hours (subject to Section 28 below) to make such repairs, or do any act or make any payment or compliance which the responsible party has failed to do, and upon demand, the responsible party shall reimburse such party for any such expense incurred by such party including but not limited to any costs and damages. Any moneys expended by Landlord, as aforesaid, shall be deemed additional rent, collectible as such by Landlord. All rights given to either party in this Section shall be in addition to any other right or remedy of such party herein contained.

16. Property — Loss, Damage. Landlord, its agents and employees shall not be liable to Tenant for (i) any damage or loss of property of the Tenant placed in the custody of persons employed to provide services for or stored in or about the Premises and/or the Building, unless such damage or loss is the result of the negligence of Landlord, and (ii) interference with the light, air, or other incorporeal hereditaments of the Premises.

17. Destruction — Fire or Other Casualty. In case of partial damage to the Premises by fire or other casualty insured against by Landlord, Tenant shall give immediate notice (either oral or written) thereof to Landlord, who shall thereupon cause damage to all property owned by it to be repaired with reasonable speed at expense of Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of “labor troubles” or any other cause beyond Landlord’s control, and to the extent that the Premises are rendered untenantable the rent shall proportionately abate from the date of such casualty, provided the damage above mentioned occurred without the fault or neglect of Tenant, Tenant’s servants, employees, agents or visitors. If such partial damage is due to the fault or neglect of Tenant, or Tenant’s servants, employees, agents, or invitees, the damage shall be repaired by Landlord to the extent of Landlord’s insurance coverage, but there shall be no apportionment or abatement of rent. In the event the damage shall be so extensive to the whole Building as to render it uneconomical, in Landlord’s opinion, to restore for its present uses and Landlord shall decide not to repair or rebuild the Building, this Lease, at the option of Landlord, shall be terminated upon written notice to Tenant and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time and conditional limitation upon the third day after such notice is mailed, and Tenant shall thereupon vacate the Premises and surrender the same to Landlord, but no such termination shall release Tenant from any liability to Landlord arising from such damage or from any breach of the obligations imposed on Tenant hereunder, or from any obligations accrued hereunder prior to such termination. If Landlord estimates that it will take (i) at least 180 days from the date of the casualty to complete all repairs required to restore the areas of the Building which do not have raised flooring or (ii) 120 days from the date of the casualty to complete in the case of the Second Floor Key Area, Tenant shall have the right to terminate this Lease by giving Landlord written notice of termination within thirty (30) days after receipt of Landlord’s notice of the completion time. Landlord shall notify Tenant of the estimated time required to complete the repairs on or before that date which is forty-five (45) days after the date of the casualty.

18. Eminent Domain. If (1) so much of the Premises shall be taken or condemned by Eminent Domain for any public or quasi-public use or purpose and either party determines that Tenant’s use of the Premises will be materially and adversely affected, and either party shall elect, by giving written notice to the other, or (2) more than twenty-five percent (25%) of the floor area of the Building shall be so taken, and Landlord shall elect, in its sole discretion, by giving written notice to the Tenant, any said written notice to be given not more than sixty (60) days after the date on which title shall vest in such condemnation proceeding, to terminate this Lease, then, in either such event, the Term of this Lease shall cease and terminate as of the date of title vesting. Notwithstanding anything in subsection (1) of the immediately preceding sentence to the contrary, if Landlord exercises its termination rights, Tenant shall have the right to abrogate and void Landlord’s termination notice by affirming its obligations under the Lease by delivering a written notice to Landlord within fifteen (15) days after receipt of Landlord’s termination notice. In case of any taking or condemnation, whether or not the Term of this Lease shall cease and terminate, the entire award shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, except that Tenant shall be entitled to claim, prove and receive in the proceedings such awards as may be allowed for moving expenses, loss of profit and fixtures and other equipment installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination hereof, but only if such awards shall be made by the condemnation, court or other authority in addition to, and be stated separately from, the award made by it for the Property or part thereof so taken. Landlord shall notify Tenant within five (5) business days after receipt of a written notice of a taking or threatened taking of all or any portion of the Building or the Premises.

19. Assignment. So long as Tenant is not in default of any of the terms and conditions hereof, and further provided that Tenant has fully and faithfully performed all of the terms and conditions of this Lease, Landlord will not unreasonably withhold its consent to an assignment of this Lease or sublease of the Premises for any of the then remaining portion of the unexpired Term provided: (i) the net assets of the assignee or sublessee shall be satisfactory to Landlord in its reasonable discretion; (ii) in the event of an assignment, such assignee shall assume in writing all of Tenant’s obligations under this Lease; (iii) in the event of a sublease, such sublease shall in all respects be subject to and in conformance with the terms of this Lease; and (iv) in all events Tenant continues to remain liable on this Lease for the performance of all terms, including but not limited to, payment of all rent due hereunder. Landlord and Tenant acknowledge and agree that it shall not be unreasonable for Landlord to withhold its consent to an assignment if in Landlord’s reasonable judgment, the assignee lacks sufficient business experience or net worth to successfully operate its business within the Premises in accordance with the terms, covenants and conditions of this Lease. If this Lease be assigned, or if the Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further observance and performance by Tenant of the covenants herein contained. For purposes of the foregoing, a transfer of a controlling interest in Tenant as same exists as of the date hereof, shall be deemed to be an assignment of this Lease. No assignment or sublease, regardless of whether Landlord’s consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations.

     Notwithstanding anything herein to the contrary, (i) if Tenant is a publicly-traded corporation, no consent shall be required for a transfer of the controlling interest(s) of Tenant, and (ii) no consent shall be required for a assignment or subletting to a wholly-owned subsidiary of Tenant, provided that Tenant shall notify Landlord in advance of such event.

20. Default; Remedies; Bankruptcy of Tenant. Any one or more of the following events shall constitute an “Event of Default” hereunder, at Landlord’s election: (a) the sale of Tenant’s interest in the Premises under attachment, execution or similar legal process or, the adjudication of Tenant as a bankrupt or insolvent, unless such adjudication is vacated within thirty (30) days; (b) the filing of a voluntary petition proposing the adjudication of Tenant as a bankrupt or insolvent, or the reorganization of Tenant, or an arrangement by Tenant with its creditors, whether pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Tenant and is withdrawn or dismissed within ninety (90) days after the date of its filing; (c) the admission, in writing, by Tenant of its inability to pay its debts when due; (d) the appointment of a receiver or trustee for the business or property of Tenant, unless such appointment is vacated within thirty (30) days of its entry; (e) the making by Tenant of an assignment for the benefit of its creditors, or if, in any other manner, Tenant’s interest in this Lease shall pass to another by operation of law; (f) the failure of Tenant to pay any rent, additional rent or other sum of money when due and such failure continues for a period of twelve (12) days after receipt of written notice that the same is past due hereunder; (g) the Tenant shall fail to move into or take possession of the Premises within thirty (30) days after commencement of the Term or having taken possession shall thereafter abandon and/or vacate the Premises, and (h) the default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of written notice thereof by Landlord, unless such default is of such nature that it cannot reasonably be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.

     Upon the occurrence and continuance of an Event of Default, Landlord, upon written notice to Tenant as provided for by law or as expressly provided for herein (whichever provides greater notice to Tenant), may do any one or more of the following: (a) after a formal legal proceeding, sell, at public or private sale, all or any part of the goods, chattels, fixtures and other personal property belonging to Tenant which are or may be put into the Premises during the Term, whether or not exempt from sale under execution or attachment , and apply the proceeds of such sale, first, to the payment of all costs and expenses of conducting the sale or caring for or storing said property; second, toward the payment of any indebtedness, including, without limitation, indebtedness for rent, which may be or may become due from Tenant to Landlord; and third, to pay the Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid; (b) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant written notice, the cost of which performance by Landlord, together, with interest thereon at the rate of thirteen percent (13%) per annum, from the date of such expenditure, shall be deemed additional rent and shall be payable by Tenant to Landlord upon demand; (c) elect to terminate this Lease and the tenancy created hereby by giving written notice of such election to Tenant, in which event Tenant shall be liable for Base Rent, additional rent, and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Event of default, and on written notice reenter the Premises, by summary proceedings, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and also the right, but not the obligation, to re-let the Premises for any unexpired balance of the Term, and collect the rent therefor. In the event of such re-letting by Landlord, the re-letting shall be on such terms, conditions and rental as Landlord may deem proper, and the proceeds that may be collected from the same, less the expense of re-letting (including reasonable leasing fees and commissions and reasonable costs of renovating the Premises, but specifically excluding in-house attorneys’ fees), shall be applied upon the Tenant’s rental obligation as set forth in this Lease for the unexpired portion of the Term. Tenant shall be liable for any balance that may be due under this Lease, although Tenant shall have no further right of possession of the Premises; and (d) exercise any other legal or equitable right or remedy which it may have at law or in equity. Notwithstanding the provisions of clause (b) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith reasonable judgment, believes it would be materially injured by the failure to take rapid action, or if the unperformed obligation of Tenant constitutes an emergency.

     To the extent permitted by law, Tenant hereby expressly waives any and all rights of redemption, granted by or under any present or future laws in the event of Tenant’s being evicted or dispossessed for any cause, or in the event of Landlord’s obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. Landlord and Tenant hereby expressly waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of or with respect to this Lease, including, without limitation, the relationship of Landlord and Tenant, the use and occupancy by Tenant of the Premises, any statutory remedy and/or claim of injury or damage regarding this Lease.

     Any costs and expenses incurred by Landlord or Tenant (including, without limitation, reasonable attorneys’ fees) in enforcing any of its rights or remedies under this Lease shall be deemed to be additional rent (if Tenant is the non-prevailing party) and shall be repaid by the non-prevailing party in a legal proceeding upon the earlier of (i) that date set by the court in the legal proceeding or (ii) within thirty (30) days after the completion of the legal proceeding.

     Notwithstanding any of the other provisions of this Lease, in the event Tenant shall voluntarily come under the jurisdiction of the Federal Bankruptcy Code or involuntarily come under the jurisdiction of the Federal Bankruptcy Code if the petition is not dismissed within ninety (90) days after the date of filing Tenant or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall have the power and so using same determine to assign this Lease, Tenant agrees that (i) Tenant or its trustee will provide to Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment and (ii) “adequate assurance of future performance” under this Lease, as that term is generally defined under the Federal Bankruptcy Code, will be provided to Landlord by Tenant and its assignee as a condition of said assignment.

21. Damages. If this Lease is terminated by Landlord pursuant to Section 20, Tenant shall, nevertheless, remain liable for all rent and damages which may be due or sustained prior to such termination, and all reasonable costs, fees and expenses including, but not limited to, attorneys’ fees if Landlord is the prevailing party in a legal proceeding, costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Premises to others from time to time and additional damages (the “Liquidated Damages”), which shall be an amount equal to the total rent which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such Liquidated Damages shall be computed and payable in monthly installments, in advance on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination, and any suit or action brought to collect any such Liquidated Damages for any month shall not in any manner prejudice the right of Landlord to collect any Liquidated Damages for any subsequent month by a similar proceeding.

     If this Lease is terminated pursuant to Section 20, Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) which may be greater or less than the period which otherwise would have constituted the balance of the Term and on such terms and conditions (which may include concessions, free rent and/or alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting.

22. Services and Utilities. Landlord shall provide the following listed services and utilities, namely:

22.1 heating, ventilation, and air conditioning (“HVAC”) for the Premises to maintain temperatures for comfortable use and occupancy twenty-four (24) hours a day, seven (7) days a week;

22.2 electric energy in accordance with Section 23 following;

22.3 automatic passenger elevators providing adequate service leading to the floor on which the Premises are located;

22.4 evening, unescorted janitorial services to the Premises including removal of trash;

22.5 hot and cold water sufficient for drinking, lavatory toilet and ordinary cleaning purposes from fixtures either within the Premises (if provided pursuant to this Lease) or on the floor on which the Premises are located, provided that to the extent reasonably possible, all water and sewage lines shall be routed away from the computer data center;

22.6 replacement of lighting tubes, lamp ballasts and bulbs;

22.7 rextermination and pest control when and if necessary; and

22.8 maintenance of Common Areas in a manner consistent with other first class suburban office buildings in the Baltimore-Washington corridor, including, without limitation, landscaping and snow removal.

Notwithstanding the foregoing, if at any time during the Term, Landlord shall, after reasonable investigation determine that trash and similar waste generated by Tenant and/or emanating from the Premises is in excess of that of other standard office and data center tenants within the Building leasing a premises of the same or similar size to that of the Premises, Landlord shall bill Tenant and Tenant shall pay to Landlord as additional rent hereunder within thirty (30) days of the date of Landlord’s invoice for the same, those costs and expenses of trash removal which are reasonably attributable to such excess trash and similar waste generated by Tenant and/or emanating from the Premises. Landlord shall use reasonable efforts to perform the services and provide the utilities required under this Section 22 in a manner which avoids inconvenience, annoyance or injury to Tenant. Landlord reserves the right to stop service of the HVAC, elevator, plumbing and electric systems, when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements, or improvements, which in the judgment of Landlord are desirable or necessary to be made, until said repairs, alterations, replacements, or improvements shall have been completed with due diligence and reasonable efforts by Landlord; provided, however, that Landlord shall make all reasonable efforts to avoid such stoppage, and, if such stoppage nonetheless is required, to coordinate with Tenant and avoid inconvenience, annoyance or injury to Tenant arising out of the stoppage. Landlord shall have no responsibility or liability for failure to supply HVAC, elevator, plumbing, cleaning, and electric service, during said period or when prevented from so doing by laws, orders, or regulations of any Federal, State, County or Municipal authority or by strikes, accidents or by any other cause whatsoever beyond Landlord’s control. Landlord’s obligations to supply HVAC are subject to applicable laws and regulations as to energy conservation and other such restrictions. In the event that Tenant should require supplemental HVAC for the Premises, any maintenance repair and/or replacement required for such supplemental service shall be performed by Landlord but the cost of such maintenance repair and/or replacement (including labor and materials) shall be paid by Tenant as additional rent.

23. Electric Current. Landlord has supplied or will supply the Premises with the necessary lines to provide electric service to the Premises for normal office and data center operations, as well as separate meters so that Tenant’s consumption of electric power can be separately measured and charged to Tenant. Tenant shall pay all charges (including meter installation and adjustment) for electric and similar utilities or services so supplied directly to the utility company supplying same when due and before penalties or late charges on same shall accrue. Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which electric and similar utilities are supplied to, distributed in or serve the Premises. If Tenant desires to install any equipment which shall require additional electric or similar facilities of a greater capacity than as provided by Landlord, such installation shall be subject to Landlord’s prior written approval of Tenant’s plans and specifications therefor, which approval shall not be unreasonably withheld. If such installation is approved by Landlord, all costs for providing such additional electrical and similar facilities shall be paid by Tenant.

24. Telephone. Landlord has arranged for the installation of telephone service within the Building. Tenant shall be responsible for contacting the utility company supplying said telephone service and arranging to have such telephone facilities as it may desire to be extended from the main telephone room on the first floor of the Building and put into operation in the Premises. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All costs related to installation and the provision of such service shall be borne and paid for directly by Tenant.

     In the event Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building at such time Tenant wishes to install its telecommunications equipment serving the Premises (“Provider”), no such Provider shall be permitted to install its lines or other equipment without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld. Prior to the commencement of any work in or about the Building by the Provider, the Provider shall agree to abide by such rules and regulations, job site rules, and such other requirements as reasonably determined by Landlord to be necessary to protect the interest of the Building and Property, the other tenants and occupants of the Building and the Landlord, including, without limitation, providing security in such form and amount as reasonable determined by Landlord. Each Provider must be duly licensed, insured and reputable. Landlord shall incur no expense whatsoever with respect to any aspect of Provider’s provision of its services, including without limitation, the costs of installation, materials and service.

25. Acceptance of Premises. Tenant and Tenant’s consultants shall have reasonable opportunity prior to the Commencement Date, to examine the Premises to determine the condition thereof and to commence construction of the work to be performed by Tenant in the Premises, provided it does not thereby interfere with Landlord’s Work. If Tenant or Tenant’s consultant identify a potential problem or question upon examination of the Premises prior to the Commencement Date, Tenant shall notify Landlord and the parties shall use their reasonable effort to agree on a mutually acceptable solution. Tenant shall notify Landlord prior to entering the Premises of the names of two (2) representatives who are authorized to communicate with the Landlord regarding the condition of the Premises. Upon taking possession and occupancy of the Premises, Tenant shall be deemed to have accepted same as being satisfactory and in the condition called for hereunder, except for latent defects and punch list items noted to Landlord in accordance with Section 2.2 above.

26. Inability to Perform. After the Commencement Date has occurred, this Lease and the obligation of Tenant to pay rent hereunder and the obligation of either party to perform all of the other covenants and agreements hereunder on the part of such party to be performed shall in no way be affected, impaired or excused because either party is unable to fulfill any of its obligations under this Lease or to supply, or is delayed in supplying, any service to be supplied by it under the terms of this Lease or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply, or is delayed in supplying, any equipment or fixtures if either party is prevented or delayed from so doing by reason of strikes or labor troubles or any outside cause beyond the reasonable control of the such party claiming the inability to perform whatsoever including, but not limited to, governmental preemption in connection with a National Emergency, or by reason of any rule, order or regulation of any department or subdivision of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Similarly, Landlord shall not be liable for any interference with any services supplied to Tenant by others if such interference is caused by any of the reasons listed in this Section. Nothing contained in this Section shall be deemed to impose any obligation on either party not expressly imposed by other sections of this Lease.

27. No Waivers. The failure of either party to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant or option, but the same shall continue and remain in full force and effect. The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by either party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

28. Access to Premises and Change in Services. Landlord shall have the right, without abatement of rent, to enter the Premises at any standard business hour to examine the same, or to make such repairs and alterations as Landlord shall deem necessary for the safety and preservation of the Building, and also to exhibit the Premises to be let; provided, however, that except in the case of emergency, such entry shall only be after at least twenty-four (24) hours’ advance written notice first given to Tenant and Landlord shall use all reasonable efforts to limit such visits to a reasonable number and duration. In the event of emergency, no advance written notice is required to be given and Landlord shall have the right to enter during non-standard business hours. Landlord acknowledges that Tenant’s Premises contain highly sensitive proprietary and confidential information and other property and agrees to abide by all reasonable measures imposed by Tenant to protect the confidential and proprietary nature of such property and information. If, during the last month of the Term, Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter and alter, renovate and redecorate the Premises, without elimination or abatement of rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair, of the Building or any part thereof, other than as herein elsewhere expressly provided. During the Renewal Term, (i) with respect to the first floor or third floor of the Building, if Tenant does not lease the entire floor, and (ii) with respect to the second floor of the Building, if Tenant does not lease the Second Floor Key Area, Landlord shall also have the right, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, stairs, toilets, elevators, or other public parts of the Building, and to change the name by which the Building is commonly known and/or its mailing address, provided that (i) in no event shall Landlord’s obligation to operate the Building as a first class suburban office building be affected by a change of the Building’s name and/or mailing address, and (ii) Tenant shall be given at least twelve (12) month’s advance written notice of a change to the Building’s mailing address.

29. Estoppel Certificates. Tenant agrees at any time and from time to time upon not less than ten (10) days’ prior written notice by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by third parties not a party to this Lease.

     Tenant agrees to execute the Estoppel Certificate in the form attached hereto as Exhibit “D” upon acceptance of the Premises as per the preceding paragraph.

30. Subordination. Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any mortgages, overleases, leasehold mortgages or other security interests now or hereafter a lien upon or affecting the Building or the Property or any part thereof. Tenant shall, at any time hereafter, on request, execute any instruments or leases or other documents that may be required by any mortgage or mortgagee or overlandlord (herein a “Mortgagee”) for the purpose of subjecting or subordinating this Lease and the tenancy created hereunder to the lien of any such mortgage or mortgages or underlying lease, and the failure of Tenant to execute any such instruments, releases or documents shall constitute a default hereunder.

31. Attornment. Tenant agrees that upon any termination of Landlord’s interest in the Premises, Tenant will, upon request, attorn to the person or organization then holding title to the reversion of the Premises (the “Successor”) and to all subsequent Successors, and will pay to the Successor all of the rents and other monies required to be paid by the Tenant hereunder and perform all of the other terms, covenants, conditions and obligations in this Lease contained; provided, however, that if in connection with such attornment Tenant shall so request from such Successor in writing, such Successor will execute and deliver to Tenant an instrument wherein such Successor agrees that as long as Tenant performs all of the terms, covenants and conditions of this Lease, on Tenant’s part to be performed, Tenant’s possession under the provisions of this Lease shall not be disturbed by such Successor and that such Successor shall perform all obligations of Landlord under this Lease.

32. Notices. All notices, demands and requests required under this Lease shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if either sent by United States registered or certified mail, or overnight by any nationally recognized overnight delivery service, postage prepaid, addressed (i) if to the Landlord at 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045, with copies sent to John Harris Gurley, Esquire, 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045 or (ii) if to Tenant at the Premises, with a copy to Robert Vollono and General Counsel, 5950 Symphony Woods Road, Suite 501, Columbia, Maryland 21044 until the Commencement Date and thereafter to the Premises at 135 National Business Parkway, Annapolis Junction, Maryland 20701.

     Any party may designate a change of address by written notice to the above parties, given at least ten (10) days before such change of address is to become effective.

33. Intentionally Left Blank.

34. Tenant’s Space.

     34.1 Mutual Goals and Liquidated Damages. Landlord and Tenant acknowledge and agree that in order to achieve their mutual objectives of constructing the Premises for Tenant’s occupancy as soon as is reasonably practical, each party hereto has committed to specific deadlines regarding their respective responsibilities for plan and document preparation and review as outlined in Section 34.2. Each party acknowledges and agrees that the damages incurred by a party if the other party fails to meet any of the specific deadlines set forth below will be difficult to ascertain. Therefore, the party failing to meet the specific deadline shall owe as liquidated damages an amount equal to the full Annual Base Rent due hereunder on a per diem basis for each day such party has delayed in satisfying its obligations hereunder. Subject to the provisions of Section 34.6 below, if Tenant is the non-performing party, Tenant shall pay to Landlord any amounts due as liquidated damages within ten (10) days after the Commencement Date. Subject to the provisions of Section 34.6 below, if Landlord is the non-performing party, Landlord shall abate Tenant’s payment of Base Rent due hereunder for such period as required to allow Tenant to recover the amount of liquidated damages due to Tenant.

     34.2 Schedule. Attached hereto as Exhibit “E” are preliminary space plans which Landlord and Tenant have agreed to as of the date hereof as modified by Tenant’s comments provided on April 3, 1998. Notwithstanding the fact that this Lease may be entered into after the date of one or more of the following deadlines, Landlord and Tenant agree to the following schedule for performance of their respective responsibilities hereunder:

Deadline for Performance		Task to be Performed
a.	April 13, 1998	Landlord and Tenant to meet and approve space plan; any further revisions to the space plan at this time would result in an extension in time to implement before Landlord is required to commence and deliver its Design Development Package.

b.	April 23, 1998	Landlord to issue Design Development Package with finish suggestions. (8 working days after satisfaction of Item 34.2(a)).

c.	April 29, 1998	Tenant to give Landlord any and all comments on Design Development Package (either in writing or orally at a meeting with Landlord) and to issue to Landlord a written “notice to proceed” on construction drawings. Any further revisions to the design development package at this time would result in an extension in time to implement before Landlord is required to commence and deliver its Construction Documents. (4 working days after satisfaction of Item 34.2(b)).

d.	May 7, 1998	Tenant to notify Landlord (either in writing or orally at a meeting with Landlord) of its final finish selections.

e.	June 3, 1998	Landlord to submit Construction Documents to Anne Arundel County for building permit and to Tenant for review. (24 working days after satisfaction of Item 34.2(c)).

f.	June 10, 1998	Tenant to notify Landlord (either in writing or orally at a meeting with Landlord) of any and all comments to the Construction Drawings. The final approved Construction Drawings shall be referred to as the “Approved Plans and Specifications.” Tenant to issue “Notice to Proceed” in writing to begin construction per Approved Plans and Specifications. (5 working days after satisfaction of Item 34.2(e)).

g.	June 3, 1998 until issuance of Building Permit	Landlord to diligently prosecute issuance of Building Permit.

h.	Date which is 100 days after Receipt of Building Permit	Landlord to substantially complete Landlord’s Work in the Premises, subject to extension for Force Majeure Events as defined in Section 34.5 hereof.

*	The parties acknowledge and agree that, notwithstanding any words to the contrary on the first page of Exhibit E, the first drawing on Exhibit E represents the First Floor of the Premises.

     At anytime when Tenant is required to give comments herein, Tenant’s comments shall include any comments from Tenant’s consultant(s), if any. In no event shall the schedule set forth above be modified without the written consent of both Landlord and Tenant. Landlord shall not withhold consent to any comment by Tenant made pursuant to the preceding schedule unless Landlord reasonably believes that such comment would result in conditions that would violate Tenant’s obligations under this Lease. If Tenant gives Landlord any comments which are accepted by Landlord but not included within the next revision of the subject document, the specified period shall be extended to rectify the error. If either party believes that the other party has failed to meet any deadline set forth above, it shall notify the other party within ten (10) days after the date of the failure in order to collect liquidated damages as described in Section 34.1 above.

     Tenant acknowledges and agrees that after it has approved the space plan described in item (d) above it shall not have the right to alter or amend the space plan in any respect unless (i) Landlord consents to such changes in writing, and (ii) Tenant agrees to pay Landlord per diem liquidated damages as described in Section 34.1 above in an amount equal to the length of the additional time, if any, required to complete the Landlord’s Work based on such changes.

     From the date of this Lease through the Commencement Date, Tenant and its representatives shall have the right to enter the Premises upon reasonable notice to Landlord, and to consult with Landlord, for the purposes of developing any comments Tenant is required to provide under this Section 34.2 and/or monitoring and commenting on Landlord’s Work; provided, however, that Tenant and its representatives shall make reasonable efforts to avoid interference with Landlord’s performance of its obligations under this Section 34.2. Upon request by Tenant or its representatives, Landlord shall provide Tenant any information or access reasonably requested in connection with the construction process contemplated by this Section 34.2, and shall make all reasonable efforts to resolve any issues or disagreements raised by Tenant or its representatives in connection with that construction process.

     34.3 Landlord, at Landlord’s expense, shall provide and/or construct the improvements which are described on Exhibit C attached hereto and made a part hereof (the “Landlord’s Items”). Landlord shall construct all items other than Landlord’s Items that are contained in the Approved Plans and Specifications (the “Allowance Items”). As used herein, the term “Landlord’s Work” shall refer to Landlord’s Items and Allowance Items.

     Any alterations, modifications or deviations to the Approved Plans and Specifications requested by Tenant shall be made in the form of a written change order(s) prepared at Tenant’s sole cost and expense and shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld. The costs of work performed by Landlord pursuant to Tenant’s approved written change orders for any individual change order which exceeds Ten Thousand Dollars ($10,000.00) shall include all costs of labor and materials plus ten percent (10%) for overhead and five percent (5%) for profit. At Tenant’s request, Landlord shall fully cooperate with Tenant to establish such costs or estimates thereof in advance of performing the work. If Tenant absolutely requires Landlord to deviate from the Approved Plans and Specifications in the field and prior to the execution of a written change order and Landlord consents to such deviation, Tenant or Tenant’s representative shall execute a written authorization and indemnification in favor of Landlord. If such alterations, modifications or deviations will extend the time to substantially complete the Landlord’s Work as required by Section 34.3(k), Landlord shall notify Tenant at the time the change order is executed and the time period set forth in Section 34.3(k) accordingly.

     34.4 Cost of Allowance Items.

34.4.1 The term “Allowance Items Costs” shall refer to the actual costs of constructing the Allowance Items (including a seven percent (7%) general contracting fee to be paid to Landlord to cover Landlord’s indirect overhead and profit and a separate charge for an on-site superintendent which shall be invoiced separately at commercially reasonable rates to be approved in advance by Tenant), and permit costs. The term “Allowance” shall mean the amount equal to One Million One Hundred Ninety-Eight Thousand Six Hundred Fifty-Eight Dollars ($1,198,658.00).

34.4.2. Tenant shall reimburse Landlord in the amount that the Allowance Items Costs exceed Tenant’s Improvement Allowance (“Tenant’s Share of Allowance Costs”) within thirty (30) days after receipt of the written invoice from Landlord.

     34.4.3. If Tenant does not use all of the Allowance for constructing the Allowance Items, Landlord shall remit the balance of the Allowance to Tenant on or before that date which is ninety (90) days after the Commencement Date.

     34.5 Definition of “Force Majeure Events”. As used in this Section 34, the term “Force Majeure Events” shall refer to events which delay or prevent either party from constructing, making any repairs, rebuilding or restoring, or furnishing any services or performing any other covenant or duty, whether express herein or implied, to be performed by such party due to strike, lockout, weather, embargo, war, governmental orders or acts of God. If either party claims a Force Majeure Event has occurred, it shall notify the other party in writing within twenty-five (25) days after the occurrence of such event.

     34.6 Adjustment of Liquidated Damages.

     If pursuant to Section 34.1 above, either party owes the other party liquidated damages for failing to satisfy its obligations as described in Section 34.2 above and Landlord substantially completes the Landlord’s Work in the Premises in a period which is less than one hundred (100) days after the issuance of the building permit for Landlord’s Work, then the amount owed by such party (or parties) as liquidated damages shall be reduced by an amount equal to the time of the early substantial completion of the Landlord’s Work.

     34.7 Tenant’s Early Entry to Premises Prior to Commencement Date. Tenant shall have the right to enter the Premises prior to the Commencement Date for the purposes of installing Tenant’s telecommunications and data equipment and such other improvements and furnishings which are not included within Landlord’s Work, provided that (i) Tenant shall submit to Landlord copies of all required permits and all insurance certificates required herein prior to such entry and (ii) Tenant’s activities in the Premises shall not interfere with or adversely affect Landlord’s completion of the Landlord’s Work in a timely fashion as required by this Section.

     34.8 Conflicts with Lease and Approved Plans and Specifications. After Landlord and Tenant have agreed upon the form of the Approved Plans and Specifications, if there is a conflict between the Approved Plans and Specifications and the terms of the Lease, the terms of the Approved Plans and Specifications shall govern the situation.

35. Quiet Enjoyment. Tenant, upon the payment of rent and the performance of all the terms of this Lease, shall at all times during the Term and during any extension or renewal term peaceably and quietly enjoy the Premises without any disturbance from the Landlord or any other person claiming through the Landlord.

36. Vacation of Premises. Tenant shall vacate the Premises at the end of the Term of this Lease. If Tenant fails to vacate at such time there shall be payable to Landlord an amount equal to one hundred fifty percent (150%) of the monthly rent stated in paragraph 5 immediately prior to the holding over period for each month or part of a month that Tenant holds over, plus all other payments provided for herein, and the payment and acceptance of such payments shall not constitute an extension or renewal of this Lease. In event of any such holdover, Landlord shall also be entitled to all remedies provided by law for the speedy eviction of tenants, and to the payment of all attorneys’ fees and expenses incurred in connection therewith if Landlord is the prevailing party in connection with a legal proceeding related thereto.

37. Partners’ Liability. It is understood that the Owner of the Building is NBP-II Limited Partnership, a Maryland limited partnership. Constellation Real Estate, Inc. represents and warrants to Tenant that it has the full authority to enter into this Lease on behalf of Landlord. All obligations of said Owner hereunder are limited to the Owner’s interest in the Building. No general or limited partner of Owner, or of any successor partnership, whether now or hereafter a partner, shall have any personal responsibility or liability for the obligations of Owner hereunder.

38. Separability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

39. Indemnification.

     39.1 Tenant’s Indemnification. Tenant shall indemnify and hold harmless Landlord and all of its and their respective partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

39.1.1 the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Premises during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises if a result of acts covered by Section 39.1.2 below;

39.1.2 any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors; and

39.1.3 any accident, injury or damage whatever occurring in, at or upon the Premises other than those items covered under Landlord’s indemnity as described in Section 39.2;

together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney’s fees and expenses.

     In case any action or proceeding is brought against Landlord and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon written notice from Landlord shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). The obligations of Tenant under this Section shall survive termination of this Lease.

     39.2 Landlord’s Indemnification. Landlord shall indemnify and hold harmless Tenant and all of its and their respective partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

39.2.1 the conduct or management of the Building or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Building during the Term of this Lease; and

39.2.2 any act, omission or negligence of Landlord or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors; and

together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney’s fees and expenses.

     In case any action or proceeding is brought against Tenant and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Landlord is obligated to indemnify Tenant pursuant to this Section, Landlord, upon written notice from Tenant shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant). The obligations of Landlord under this Section shall survive termination of this Lease.

40. Captions. All headings anywhere contained in this Lease are intended for convenience or reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

41. Brokers. Tenant represents that Tenant has dealt directly with, only with, CB Commercial Real Estate Group, Inc. (the “Broker”) as broker in connection with this Lease, and Tenant warrants that no other broker negotiated this Lease or is entitled to any commissions in connection with this Lease. Landlord shall pay Broker a commission in connection with this Lease pursuant to the terms of a separate written agreement between Broker and Landlord.

42. Recordation. Tenant covenants that it will not, without Landlord’s prior written consent, record this Lease or any memorandum of this Lease or offer this Lease or any memorandum of this Lease for recordation. If at any time Landlord or any mortgagee of Landlord’s interest in the Premises shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Landlord’s expense. If at any time Tenant shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Tenant’s expense. If the recordation of this Lease or any memorandum of this Lease shall be required by any valid governmental order, or if any government authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both transfer taxes and documentary stamp taxes on this Lease or any memorandum of this Lease, Tenant will execute such acknowledgments as may be necessary to effect such recordations and pay, upon request of Landlord, one half of all recording fees, transfer taxes and documentary stamp taxes payable on, or in connection with this Lease or any memorandum of this Lease or such recordation.

43. Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns (subject, however, to the terms of Article 19 hereof).

44. Integration of Agreements. This writing is intended by the Parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the Parties are incorporated. No course of prior dealings between the Parties or their affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the Parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings, or agreements have been made or relied upon in the making of this Lease, with the exception of the representations of Landlord stated in Exhibit G attached hereto and made a part hereof regarding the creation and implementation of covenants and restrictions affecting National Business Park.

45. Hazardous Material; Indemnity. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept, or used in or about the Premises by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord (which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Premises). If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises, the Building and/or the Property, or if contamination of the Premises, the Building and/or the Property by Hazardous Material otherwise occurs, for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord and its Mortgagee(s) harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, the Building and/or the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building and/or the Property, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of Landlord and its Mortgagee(s) by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises, the Building and/or the Property caused or permitted by Tenant results in any contamination of the Premises, the Building and/or the Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises, the Building and/or the Property to the condition existing prior to the introduction of any such Hazardous Material to the Premises, the Building and/or the Property; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Building.

     As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Maryland or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance that is (i) defined as a “hazardous substance” under the laws of the State of Maryland, (ii) petroleum (provided, however, that nothing herein shall prohibit Tenant from the use of diesel fuel for its generator), (iii) asbestos, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1321), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), or (vii) defined as a “regulated substance” pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. Section 6991 et seq.

46. Americans With Disabilities Act.

     Notwithstanding any other provisions contained in this Lease and with the purpose of superseding any such provisions herein that might be construed to the contrary, it is the intent of the Landlord and Tenant that at all times while this Lease shall be in effect that the following provisions shall be deemed their specific agreement as to how the responsibility for compliance (and cost) with the Americans With Disabilities Act and amendments to same (“ADA”), both as to the Premises and the Property, shall be allocated between them, namely:

     46.1 Landlord and Tenant agree to cooperate together in the initial design, planning and preparation of specifications for construction of the Premises so that same shall be in compliance with the ADA.

     46.2 Modifications, alterations and/or other changes required to and within the Common Areas which are not capital in nature shall be the responsibility of Landlord to perform and the cost of same shall be considered a part of the Building Expenses and treated as such.

     46.3 Modifications, alterations and/or other changes required to and within the Common Areas which are capital in nature shall be the responsibility of Landlord and at its cost and expense.

     46.4 Modifications, alterations and/or other changes required to and within the Premises which are necessitated by Tenant’s specific use of the Premises and not by office uses generally (after the initial construction of same), whether capital in nature or non-capital in nature, shall be the responsibility of Tenant and at its cost and expense; unless said changes are structural in nature and result from the original design of the Building, in which instance they shall be the responsibility of Landlord and at its cost and expense.

     Each party hereto shall indemnify and hold harmless the other party from any and all liability, loss, cost or expense arising as a result of a party not fulfilling its obligations as to compliance with the ADA as set forth in this Section.

47. Exterior Building Signage. So long as Tenant occupies more than fifty percent (50%) of the rentable square footage of the Building, Tenant, at Tenant’s expense, shall have the exclusive right to install an exterior sign on the Building. If Tenant occupies fifty percent (50%) or less of the rentable square footage of the Building, Tenant, at Tenant’s expense, shall have the non-exclusive right to install an exterior sign on the Building. Any exterior sign installed by Tenant shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld, with regard to the size, location, aesthetics and method of installation of the signage. Landlord shall use its reasonable efforts to coordinate the placement of Tenant’s rooftop signage with other tenants in the Building so that any rooftop signs are located at opposite ends of the Building, if and when applicable. Tenant, at Tenant’s expense, shall maintain the signage. At the expiration or sooner termination of the Term, Tenant shall remove the exterior signage on the Building and restore the Building’s surface to that condition which existed immediately prior to the installation of the signage.

48. Tenant’s Termination Rights. Provided that there is not an Event of Default outstanding, Tenant shall have an one-time right to terminate this Lease upon the expiration of the seventh (7th) rental year of the Initial Term, by giving Landlord at least six (6) months advance written notice of its intention to terminate this Lease, together with a payment in an amount equal to the sum of (a) Two Hundred Ninety Thousand Four Hundred Forty-Four Dollars and Sixty-Eight Cents ($290,444.66) (b) the unamortized leasing commissions which will be based on the balance remaining after the 84th month of a ten (10) year term, using a discount rate of nine percent (9%), and (c) the unamortized portion of the Allowance as described in Section 34 above, which will be based on the balance remaining after the 84th month of a ten (10) year term, using a discount rate of nine percent (9%). If (i) there is an Event of Default outstanding, or (ii) Tenant fails to exercise its termination rights and pay the termination fee as described above, Tenant’s termination rights shall be void and this Lease shall remain in full force and effect.

49. Leasing Incentive. As an incentive for entering into this Lease, simultaneously with Tenant’s first monthly payment of Base Rent due hereunder, (excluding the payment of Advance Rent) Landlord shall pay Tenant a non-refundable incentive fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00).

50. Relocation Rights of Tenant. After the completion of the fifth (5th) rental year, provided that there is not an Event of Default outstanding, Tenant, at its option, shall have the right to relocate from the Building to another property owned by Landlord or its successors or affiliates, if Tenant requires premises with an area that is at least one hundred fifty percent (150%) or more than the size of the Premises (as the same may have increased) immediately prior to the requested relocation (the “Relocation Premises”). The Relocation Premises shall be contained within a building in the National Business Park which is planned for commencement of construction within ninety (90) days after the date of Tenant’s Relocation Notice (as defined below) under construction, or within a building that is to be built for Tenant’s use by Landlord, its successors or assigns on a build-to-suit basis.

     Tenant may notify Landlord in writing of its interest in relocating from the Premises at anytime after the expiration of the fifth (5th) rental year of the Initial Term (“Tenant’s Relocation Notice”). Within fifteen (15) days after receipt of Tenant’s Relocation Notice, Landlord shall notify Tenant in writing of the availability of the Relocation Premises and of the economic terms of the lease relating to the Relocation Premises which are acceptable to Landlord and Landlord’s lender (“Landlord’s Notice”). The initial term of the lease for the Relocation Premises shall be for at least ten (10) years and the amount of base rent shall include any residual costs associated with the Initial Term under this Lease, including, without limitation, unamortized tenant improvements and leasing commissions. The form of the lease for the Relocation Premises shall be the same form as this Lease except for such business terms which have been modified by mutual agreement of Tenant and Landlord, including, without limitation, the size of the Premises and the Base Rent due for the Relocation Premises.

     Tenant shall notify Landlord within fifteen (15) days after receipt of Landlord’s Notice whether it accepts, rejects or wishes to modify any terms of the Landlord’s Notice. Landlord and Tenant shall then have successive periods of five (5) days each to negotiate and or respond to Landlord’s Notice, as modified. After Landlord and Tenant agree to the terms of Landlord’s Notice, as modified, Landlord and Tenant shall enter into a new lease for the Relocation Premises, which by its terms will terminate this Lease. If (i) Tenant does not respond to Landlord’s Notice within the first fifteen (15) day period, (ii) Tenant does not respond to Landlord’s Notice, as modified, during the succeeding five (5) day periods, (iii) Landlord and Tenant do not agree to the final terms of the lease of the Relocation Premises within sixty (60) days after the date of Tenant’s Relocation Notice, or (iv) Landlord and Tenant have not entered into a lease for the Relocation Premises within thirty (30) days after agreeing to the terms of the rental of the Relocation Premises, then Tenant’’s right to relocate from the Premises shall be void and of no further force or effect. This relocation right may not be separately assigned or transferred by Tenant.

51. Leases with Other Tenants. During the Initial Term and the Renewal Term (provided that Tenant exercises its renewal option for the all of the Premises and not just a part thereof), Landlord agrees that all leases with tenants of the Building (“Other Tenants”) shall contain relocation clauses, and Tenant agrees that Tenant shall reimburse Landlord for all expenses incurred by Landlord to relocate such Other Tenants if the relocation is made to accommodate Tenant’s expansion rights as contained herein.

52. Tenant’s Rights Upon Landlord’s Default. If Landlord fails to perform any of its obligations hereunder, Tenant shall notify Landlord in writing and Landlord shall cure or commence to cure such failure within fifteen (15) days after the date of the written notice and diligently prosecute the cure to completion; provided, that in an emergency situation, Tenant shall use its reasonable efforts to notify Landlord in advance, but shall have the right to remedy the situation creating the emergency. If Landlord fails to complete the cure as required, Tenant shall have the right, but not the obligation, to complete the cure on behalf of Landlord. In such event, Landlord shall reimburse Tenant for the actual costs incurred by Tenant within thirty (30) days after the date of Tenant’s invoice to Landlord, which shall include reasonable supporting evidence, together with interest at the rate of thirteen percent (13%) per annum, commencing on the date of Tenant’s invoice. The provisions of this Section shall be in addition to any other rights and remedies afforded to Tenant at law or in equity.

53. Right of First Refusal. Landlord agrees that during the Term of this Lease, Tenant shall have a continuing right of first refusal in connection with a lease from Landlord of all or any portion of the rentable area in the Building which is not contained within the Premises (the “Option Space”), whether for the initial leasing of the area or for subsequent releasing, subject to the vacation of the Option Space by the other tenant in the case of a releasing and subject to the limitations set forth in this Section. Commencing on the date hereof, upon receipt of an offer from a third party to lease all or a portion of the Option Space, Landlord shall notify Tenant in writing of the existence of such offer (“Landlord’s Offer Notice”) and the then Prevailing Market Rate (as defined in Section 2.3) for the Option Space. Tenant shall exercise the foregoing right of first refusal by delivering written notice of its intention to lease all or a portion of the Option Space within ten (10) days after Tenant’s receipt of Landlord’s Offer Notice. Tenant’s election notice shall specify all or which portion of the Option Space for which Tenant is exercising such right of first refusal.

     53.1 Terms of Rental for Option Space. If Tenant exercises its rights in a timely fashion under Section 53 above, (i) the length of the term of the Lease for the Option Space (or part thereof) shall be for at least three (3) years (including the right to any remaining renewal options contained under this Lease), (ii) any additional rent due in connection with the lease of the Option Space (or a part thereof) and all other terms relating to the rental of the Option Space (or a part thereof) shall be the same as for the Premises, (iii) the Base Rent shall be equal to the Prevailing Market Rent as set forth in Landlord’s Offer Notice and (iv) all other terms relating to the rental of the Option Space (or a part thereof) shall be the same as for the Premises.

     53.2 Entry into Lease Amendment. Within thirty (30) days after the date of the Landlord’s Offer Notice, as the case may be, Landlord and Tenant shall enter into a written amendment to this Lease which adds the Option Space (or a part thereof) to the definition of the “Premises” and sets forth the Base Rent and such other matters which are at variance with the terms and conditions of this Lease, with rent commencing on the Option Space upon occupancy by Tenant.

     53.3 Miscellaneous Matters. If (i) Tenant is then in default under the terms of this Lease at the time of exercising its rights under this Section 53, (ii) Tenant fails to deliver the requisite notice to Landlord exercising such right within the ten (10) day periods specified above, (iii) Tenant fails to execute an amendment to this Lease for the Option Space (or a part thereof) within the thirty (30) day period, or (iv) Tenant declines to exercise its rights as provided above as to all or any portion of the Option Space, then Landlord shall be free to proceed to lease that portion of the Option Space specified in (i) Landlord’s Option Notice to third parties (ii) Landlord’s Offer Notice to such third party. The rights of first offer and rights of first refusal shall not be severed from this Lease, or separately sold, assigned or transferred, but may only be assigned or transferred as a part of this Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Lease as of the day and year first above written.

WITNESS:	LANDLORD: CONSTELLATION REAL ESTATE, INC., Agent for Owner

_____________________________	By: /s/ Dwight S. Taylor (SEAL) Dwight S. Taylor Vice President

WITNESS OR ATTEST:	TENANT: CREDIT MANAGEMENT SOLUTIONS, INC.

_____________________________	By: /s/ Robert Vollono (SEAL) Name: Robert Vollono Title: SVP and CFO

STATE OF MARYLAND, COUNTY OF HOWARD, TO WIT:

     I HEREBY CERTIFY, that on this 29th day of April, 1998, before me, the undersigned Notary Public of said State, personally appeared Dwight S. Taylor, who acknowledged himself to be Vice President of CONSTELLATION REAL ESTATE, INC., Agent for Owner, a Maryland corporation, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized Agent by signing the name of the corporation by himself as Agent.

     WITNESS my hand and Notarial Seal.

/s/ Notary Public

My Commission Expires:   9-1-00

STATE OF MARYLAND, CITY/COUNTY OF HOWARD, TO WIT:

     I HEREBY CERTIFY, that on this 27th day of April, 1998, before me, the undersigned Notary Public of said State, personally appeared Robert P. Vollono, who acknowledged himself/herself to be an officer of CREDIT MANAGEMENT SOLUTIONS, INC., a Delaware corporation, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he/she executed the same for the purposes therein contained as the duly authorized officer of said corporation by signing the name of the corporation by himself/herself as R.P. Vollono, SVP & CFO.

     WITNESS my hand and Notarial Seal.

/s/ Notary Public

My Commission Expires: 2/8/00

Lease by and between Constellation Real Estate, Inc., as Agent for Owner and Credit Management Solutions, Inc.

EXHIBIT “A”

DESCRIPTION OF PREMISES

Lease
by and between
Constellation Real Estate, Inc., as Agent for Owner
and
Credit Management Solutions, Inc.

EXHIBIT “B”

RULES AND REGULATIONS

     1. Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any improper noises in the Building; smoke in the elevators; throw substances of any kind out of the windows or doors, or down the passages of the Building, in the halls or passageways; sit on or place anything upon the window sills; or clean the windows.

     2. Waterclosets and urinals shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

     3. Tenant shall not (i) obstruct the windows, doors, partitions and lights that reflect or admit light into the halls or other places in the Building, with the exception of reasonable use of the Second Floor Key Area, or (ii) inscribe, paint, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building which is visible from outside of the Premises, or otherwise adversely affects the value of the Premises, with the exception of reasonable use of the Second Floor Key Area, without the prior written consent of Landlord which shall not be unreasonably withheld. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

     4. No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the foregoing provision shall not apply to the data/telecommunications center in the Premises, provided that Tenant shall notify Landlord if it contracts directly for any of the items listed above in connection with the data/telecommunications center.

     5. When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires will be allowed, except with the prior written consent of Landlord which shall not be unreasonably withheld, and shall be done only by contractors approved by Landlord. No tenants shall lay linoleum or other similar floor covering so that the same shall be in direct contact with the floor of the Premises; and if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited. Notwithstanding anything herein to the contrary, the foregoing provision shall not apply to the data/telecommunications center in the Premises, provided that Tenant shall notify Landlord if it modifies the flooring in the data/telecommunications center.

     6. No additional lock or locks shall be placed by Tenant on any door in the Building, without prior written consent of Landlord; provided, however, that Tenant shall have the right to use “swipe cards” and/or other electronic security devices, upon advance notice to Landlord. Two keys will be furnished Tenant by Landlord; two additional keys will be supplied to Tenant by Landlord, upon request, without charge; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not have any duplicate keys made and shall not change any locks. All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy, and in the event of any loss of any keys furnished, Tenant shall pay Landlord the cost thereof. If Tenant determines to install a separate security system for the data center and Tenant does not provide Landlord with the means to access the data center, in the event of an emergency, Landlord shall have the right to forcibly enter the data center and Tenant, at Tenant’s expense, shall restore and repair any damage resulting from such entry.

     7. Exclusive of service to data and telecommunications systems, Tenant shall not employ any person or persons other than Landlord’s janitors for the purpose of cleaning the Premises, without prior written consent of Landlord which shall not be unreasonably withheld. Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

     8. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises. Notwithstanding the foregoing, Tenant’s employees shall be permitted to bring bicycles into the Premises that are used for commuting to and from the Premises, in which event the bicycles shall be stored in an area approved by Landlord, such approval, not to be unreasonably withheld.

     9. Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises. Tenant shall not permit any portion of the Premises to be used for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form, or as a barber or manicure shop. Notwithstanding anything herein to the contrary, Tenant shall be permitted to operate its emergency generator for the Premises and the computer data center and systems integration services, provided that neither operation produces noise in excess of industry standard levels.

     10. No awnings or other projections shall be attached to the outside walls of the Building. With the exception of reasonable use of the Second Floor Key Area, no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld. Such curtains, blinds and shades must be of a quality, type, design, and color, and attached in a manner reasonably approved by Landlord.

     11. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

     12. Tenant, before closing and leaving its Premises, shall ensure that all entrance doors to same are locked.

     13. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

     14. Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Building:

(a) the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purpose;

(b) the right to change the name or address of the Building, without incurring any liability to Tenant for so doing, provided that Landlord shall give Tenant at least twelve (12) months advance written notice prior to changing the name or address of the Building;

(c) the right to install and maintain a sign or signs identifying the Building as “135 National Business Park” on the exterior of the Building;

(d) the exclusive right to use or dispose of the use of the roof of the Building (except for the right to install a satellite dish on the roof of the Building, subject to the mutually acceptable agreements to be reached by Landlord and Tenant);

(e) the right to limit the space on the directory of the Building to be allotted to Tenant, provided that Tenant shall be given its proportionate share relative to the area of the Premises as compared to the entire Building;

(f) the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

     15. Tenant shall not operate space heaters or other heating or ventilating equipment without the express written consent of Landlord in each instance first obtained, which approval shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, Tenant shall have the right to install supplemental heating or ventilating equipment in the data and telecommunications center, but shall not have the right to install space heaters in such area, without Landlord’s prior written consent. Tenant shall not install or operate any electrical equipment, appliances or lighting fixtures in the Premises which are not listed and labeled by Underwriter’s Laboratories or other testing organization acceptable to Landlord.

     16. Tenant shall not have the right to install or sublet or assign any portion of the Premises for the installation of an automatic teller machine or any other type of banking facility. If Tenant desires such facility, Tenant shall notify Landlord and Landlord shall use its reasonable efforts, but shall not be obligated, to enter into an agreement with a banking institution for such services.

     17. Tenant shall not have the right to use the parking lot for purposes other than parking except with the consent of Landlord for events such as occasional barbecues, which consent shall not be unreasonably withheld.

Lease
by and between
Constellation Real Estate, Inc., as Agent for Owner
and
Credit Management Solutions, Inc.

EXHIBIT “C”

LANDLORD’S ITEMS

Landlord, at Landlord’s expense, shall provide and install the following items in the Premises and in the Common Areas, as applicable:

1.	Ceiling Grid.

2.	Install Ceiling Tile.

3.	Install a reasonable amount of Standard Lighting (2'x4' Deep Cell Parabolic), in a ratio of one (1) light fixture per 80 rentable square feet.

4.	Initial Sprinkler Installation with heads turned down.

5.	All costs of the base Building HVAC systems.

6.	Distribution of HVAC medium pressure Ductwork to the variable air volume boxes which are provided throughout the Premises in reasonable amounts.

7.	Completion of all public area finishes and public area corridors and lobbies.

8.	Completion of the drywall installation of all perimeter, demising and exterior walls in the Common Areas.

9.	Building Standard Window Blinds.

10.	Building standard suite entry doors and hardware.

11.	600 AMP electrical service per floor including transformers and panel boards located in Building’s electrical rooms (Two electrical rooms per floor).

Lease by and between Constellation Real Estate, Inc., as Agent for Owner and Credit Management Solutions, Inc.

EXHIBIT “D”

ESTOPPEL CERTIFICATE

Premises:	135 National Business Parkway National Business Park Annapolis Junction, Maryland 20701

     Lease dated: ______________________________, 199____, between CONSTELLATION REAL ESTATE, INC., Agent for Owner, Landlord, and CREDIT MANAGEMENT SOLUTIONS, INC., Tenant.

     The undersigned, the Tenant under the above Lease, hereby certifies to _________________________________, to induce __________________________________ to loan certain funds to Landlord/ to invest certain funds in the Landlord pursuant to Landlord’s Limited Partnership Agreement, that said Lease is presently in full force and effect and unmodified; that the term thereof commenced on ___________________________________ and full rental is now accruing thereunder; in addition to the minimum rent payable under the Lease, Tenant is paying the additional rents as required thereby; that the undersigned accepted possession of said premises on _______________________________, and that any improvements required by the terms of said Lease to be made by the Landlord have been completed to the satisfaction of the undersigned; that no rent under said Lease has been paid beyond ____________________________, and that the undersigned, as of this date, has no charge, lien or claim of offset under said Lease or otherwise, against rents or other charges due or to become due thereunder, except as to the security deposits, if any, listed below and to the knowledge of the undersigned, there is no default by the Landlord under the Lease.

     Tenant Deposit held by Landlord: $___________________.

WITNESS OR ATTEST:	CREDIT MANAGEMENT SOLUTIONS, INC.

_____________________________	By:_________________________ Name:_________________________ Title:_________________________

Lease by and between Constellation Real Estate, Inc., as Agent for Owner and Credit Management Solutions, Inc.

EXHIBIT “E”

SPACE PLANS

Lease by and between Constellation Real Estate, Inc., as Agent for Owner and Credit Management Solutions, Inc.

EXHIBIT “F”

SECOND FLOOR KEY AREA

Lease by and between Constellation Real Estate, Inc., as Agent for Owner and Credit Management Solutions, Inc.

EXHIBIT “G”

LETTER REGARDING COVENANTS